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                                  EXHIBIT 3.2

                                     BY-LAWS

                                       OF

                               TRUE VALUE COMPANY

                  AMENDED AND RESTATED AS OF DECEMBER 31, 2004

                                    ARTICLE I
                                     OFFICES

SECTION 1. OFFICE IN DELAWARE. The registered office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle.

SECTION 2. ADDITIONAL OFFICES. The principal office of the Corporation in the State of Illinois shall be located at 8600 West Bryn Mawr Avenue in the City of Chicago, County of Cook. The Corporation may have such other office or offices within or without the State of Illinois as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                                     PURPOSE

SECTION 1. PRINCIPAL PURPOSE. The Corporation shall be organized and operated on a cooperative basis for the holders of its Class A Common Stock (who are its Members). The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of and trade and deal with goods, wares and merchandise and personal property of every class description, including, but not limited to:

      (a)   hardware, goods, tools and related products;
      (b)   building materials and related products;
      (c)   paints and paint sundries and related products;
      (d)   lawn and garden products, supplies, and tools;
      (e)   farming, home and garden maintenance supplies and related products;
      (f)   automotive and related products;
      (g) variety, crafts, houseware goods, appliances, sporting goods, and related products; and
      (h)   musical instruments and related products.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, and otherwise deal in and dispose of letters patent of the United States or any other foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names incident to or useful in connection with any business of this Corporation.

To acquire the capital stock, bonds or other evidences of indebtedness, secured or unsecured, of any other corporation and to acquire the goodwill, rights, assets and property and to undertake and assume all or any part of the obligations or liabilities of any other corporation, firm, association or person.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, lease, pledge or otherwise dispose of or deal in and with any personal or real property, or any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrips, warrants, rights, bonds, debentures, notes, trust receipts and other securities, obligations, choses in action and evidences of indebtedness or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof

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to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependence thereof.

To borrow or raise moneys for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE III
                            MEETINGS OF STOCKHOLDERS

SECTION 1. PLACE OF MEETINGS. All meetings of the stockholders for the election of directors or for any other purposes shall be held at such location, within or without the State of Delaware, as the Board of Directors may from time to time designate and shall be held at such time as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

SECTION 2. DATE AND TIME OF ANNUAL MEETING. An annual meeting of stockholders shall be held on a date and at a time designated by resolution of the Board of Directors and such date and time shall be stated in the notice to stockholders of the meeting, or in a duly executed waiver of such notice. At the annual meeting, the stockholders shall elect by ballot directors of the Board and transact such other business as may properly be brought before the meeting.

SECTION 3. STOCKHOLDERS' PROPOSALS. To bring a proposal to be voted upon at the annual meeting of stockholders, a stockholder of record must do so by submitting adequate notice, as described herein, to the Secretary of the Corporation, at its principal office, for receipt no later than ninety (90) days prior to the annual meeting. In no event shall an adjournment of an annual meeting commence a new time period for the giving of adequate notice. Such notice shall be signed and dated by the stockholder of record and shall state the name and address of the stockholder, a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the proposal, a brief description of the proposal desired to be brought before the meeting, the reasons for requesting the proposal, and any material interest that the stockholder or any beneficial owner(s) may have in the outcome of the proposal. Any proposal must
(i) relate to operations which account for at least five percent (5%) of either the Corporation's total assets or gross sales, (ii) be otherwise deemed by the Corporation significantly related to its business operations, and (iii) be determined, in the discretion of the Board, or the Chairman if the Board so designates, to be in the best interest of the Corporation. A proposal that does not meet these requirements shall not be presented for stockholder vote.

SECTION 4. NOTICE OF ANNUAL MEETING. Written notice of the annual meeting shall be served upon, either personally or by any electronic communication, or mailed to each stockholder entitled to vote thereat

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at such address as appears on the books of the Corporation, at least ten (10)
days prior to the meeting, or such longer period of time as may be required by law.

SECTION 5. LIST OF STOCKHOLDERS. At least ten (10) days before every election of directors by the stockholders, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order, with the address of each and the number of voting shares held by each, shall be prepared by the secretary. Such list shall be open at the place where the election is to be held for said ten (10) days to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

SECTION 6. SPECIAL MEETINGS. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by Certificate of Incorporation, may be called by the chairman of the board with the approval of a majority of the Board of Directors, or may be called by the president, and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning at least ten percent (10%) of the shares of voting stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

SECTION 7. NOTICE OF SPECIAL MEETINGS. Notice of a special meeting of stockholders, stating the time and place and object thereof, shall be served upon, either personally or by any electronic communication, or mailed, at least twenty (20) days before such meeting, to each stockholder entitled to vote thereat at such address as appears on the books of the Corporation.

SECTION 8. BUSINESS AT SPECIAL MEETINGS. Business transacted at all special meetings shall be confined to the objects stated in the call.

SECTION 9. QUORUM; ADJOURNMENTS. The holders of one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute, by the Certificate of Incorporation or by these By-Laws. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Incorporation or of these By-Laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

SECTION 10. VOTING; NO PRE-EMPTIVE RIGHTS. At any meeting of the stockholders every stockholder of record having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three (3) years prior to said meeting, unless said instrument provides for a longer period. Each share of Class A Common Stock shall be entitled to one (1) vote for all purposes. No holder of any class of stock of the Corporation shall have any pre-emptive or preferential right to subscribe to or purchase any shares of stock of the Corporation or shares or securities of any kind, either convertible into or evidencing the right to purchase any shares of stock of the Corporation, other than such thereof, if any, as the Board of Directors in its discretion may from time to time determine.

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                                   ARTICLE IV
                                    DIRECTORS

SECTION 1. NUMBER; TERM. The number of directors which shall constitute the whole board shall be not less than nine (9) nor more than sixteen (16), including one management representative who shall be the person holding the position of president and chief executive officer of the Corporation. To be eligible to serve as a director, except for the president of the Corporation, a director must be a current Member of the Corporation or possess an ownership interest and actively participate in the business of a Member, or be a non-member approved by the affirmative vote of two-thirds of the Board of Directors.

Within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders to serve for a term of one (1) year, except as provided in section 4 of this Article, so that the term of office of each director shall expire in the following year, and each director shall hold office for the term elected and until a successor shall be elected and shall qualify, except in the event of death, resignation, retirement, disqualification or removal of a director where termination shall be immediate. The chief executive officer of the Corporation shall be eligible for election or re-election or appointment as a director by the Board of Directors at any time without regard to the period of time during which the chief executive officer has previously served as a director.

SECTION 2. CHAIRMAN OF THE BOARD. The Board of Directors shall annually elect a chairman of the board. Unless otherwise resolved, each chairman elect's term shall commence as the first order of business at the meeting of the Board of Directors immediately following the annual stockholders' meeting. The chairman of the board shall preside at all meetings of the stockholders and directors. The chairman shall perform all duties incident to the position of chairman of the board and such other duties as may be prescribed by the Board of Directors from time to time.

SECTION 3. PLACE OF MEETINGS. The directors may hold meetings and to the extent permitted by law keep the books of the Corporation outside of Delaware, at such places as they may from time to time determine.

SECTION 4. VACANCIES. If any vacancies occur in the Board of Directors, caused by death, resignation, retirement, disqualification or removal from office of any directors or otherwise, or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, may choose a successor or successors, or fill the newly created directorship and the directors so chosen shall hold office for the remainder of the unexpired term.

SECTION 5. GENERAL POWERS. The property and business of the Corporation shall be managed by its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law, the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

SECTION 6. FIRST MEETING. The first meeting of each newly elected board shall be held immediately following the annual meeting of stockholders, within or without the State of Delaware and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or they may meet at such place and time as shall be fixed by the consent in writing of all the directors.

SECTION 7. REGULAR MEETING. Regular meetings of the board may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the board.

SECTION 8. SPECIAL MEETINGS. Special meetings of the board may be called by the chairman, chief executive officer, secretary, or any four (4) directors on five
(5) days' notice to each director, either personally, by telephone, by any electronic communication, or by mail. Special board meetings may take place by any means through which all participating directors can hear each other, when properly called.

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SECTION 9. QUORUM. At all meetings of the board a majority of the directors then in office and entitled to vote shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these By-Laws. If a quorum shall not be present at any meeting of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 10. AGENDAS AND MINUTES. Agendas for all regular meetings shall be delivered, either personally or by any electronic communication, or mailed at least five (5) days before the date of each such meeting. Minutes of each meeting of the Board of Directors shall be approved at the next regular meeting. They shall be attested to by the chairman and the secretary.

SECTION 11. COMPENSATION. Directors shall not receive a salary for their services as directors, but, by resolution of the board a fixed fee and expenses of attendance will be paid; provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 12. COMMITTEES. The Board of Directors may by resolution or resolutions passed by a majority of the entire board designate one (1) or more committees, each committee to consist of three (3) or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of the members of any such committee may determine its action and fix the time and place of its meetings unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                                    ARTICLE V
                                     NOTICES

SECTION 1. FORM; DELIVERY. Whenever applicable law or the Certificate of Incorporation or these By-Laws requires notice to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by telephone, by any electronic communication, or by mail addressed to such director or stockholder at such address as appears on the books of the Corporation, and such notice shall be deemed to be given at the time when the same shall be thus delivered, conveyed by telephone call, entered into the electronic process or mailed.

SECTION 2. WAIVER. Whenever any notice is required, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE VI
                                    OFFICERS

SECTION 1. OFFICERS. The officers of the Corporation shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders and shall be a chief executive officer, a president, a vice president, a secretary and a treasurer. The Board of Directors may also choose additional vice presidents and one (1) or more assistant secretaries and assistant treasurers. Two (2) or more offices may be held by the same person.

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SECTION 2. OTHER OFFICERS AND AGENTS. The board may appoint such other officers as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board. All officers shall have power to sign certificates for shares of the Corporation, deeds, mortgages, bonds, contracts, loans, and any other instruments which the Board of Directors has authorized to be executed.

SECTION 3. SALARIES. The salaries of the chief executive officer and president of the Corporation shall be fixed by the Board of Directors.

SECTION 4. TENURE AND REMOVAL. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a two-thirds (2/3) majority of the entire Board of Directors, with or without cause, and without prejudice to any of such officer's contract rights. If the office of any officer becomes vacant, the vacancy may be filled by the Board of Directors.

SECTION 5. PRESIDENT AND CHIEF EXECUTIVE OFFICER. The president shall be the chief executive officer, and shall perform all duties incident to the offices of president and chief executive officer and such other duties as shall from time to time be assigned by the Board of Directors, and shall report to the Board of Directors on the affairs, performance and direction of the Company.

SECTION 6. VICE PRESIDENTS. The vice presidents shall perform the duties and exercise the powers of their offices, and shall perform such other duties as the Board of Directors shall require.

SECTION 7. SECRETARY. The secretary shall attend all sessions of the board and all meetings of the stockholders and record and preserve all votes and the minutes of all proceedings for the corporation's records. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, shall be the keeper of corporate records and shall perform such other duties as may be prescribed by the Board of Directors, chief executive officer, or president, under whose supervision the secretary shall act.

SECTION 8. ASSISTANT SECRETARIES. The assistant secretaries shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties as the secretary and Board of Directors shall require.

SECTION 9. TREASURER. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

The treasurer shall manage the funds of the Corporation, and shall report at the regular meetings of the Board of Directors, or whenever the board may require it, an account of all transactions as treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, the treasurer shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety as shall be required for the full and faithful performance of the duties of office, and for restoration to the Corporation of all books, papers, checks, money and other property of whatever kind in the treasurer's possession or control belonging to the Corporation.

SECTION 10. ASSISTANT TREASURERS. The assistant treasurers shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties as the treasurer and Board of Directors shall prescribe.

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                                   ARTICLE VII
                CERTIFICATES OF STOCK AND CERTAIN QUALIFICATIONS,
                  LIMITATIONS AND RESTRICTIONS OF CAPITAL STOCK

SECTION 1. STOCK CERTIFICATES. The certificates of stock of the Corporation shall be consecutively numbered and shall be entered on the books of the Corporation as they are issued. They shall exhibit the holder's name and number of shares and shall be signed by an officer. The designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificates which the Corporation shall issue to represent such class of stock. If any stock certificate is signed (1) by a transfer agent or an assistant transfer agent or (2) by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such officer may be by facsimile.

SECTION 2. LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or the owner's legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

SECTION 3. TRANSFER OF SHARES. Subject to the qualifications, limitations and restrictions set forth in the Certificate of Incorporation and these By-Laws, upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

SECTION 4. CLOSING OF TRANSFER BOOKS. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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SECTION 6. REDEMPTION OF STOCK.

            (a) TERMINATION REDEMPTION. Upon termination of a Member Agreement (as referred to in Article VIII hereof) for any reason whatsoever, the stockholder shall sell to the Corporation and the Corporation shall redeem from the stockholder all of its stockholder's capital stock in the Corporation for the par value thereof upon the terms and conditions set forth in section 7 of this Article VII.

            (b) OPTIONAL REDEMPTION.

            (i) Whenever the Board of Directors shall by the affirmative vote of two-thirds or more of the directors then in office decide that it is in the best interests of the Corporation that any stockholder shall cease to be associated with the Corporation in that capacity, the Corporation shall have the right, upon written demand addressed to such stockholder at the address as shown on the books of the Corporation, to purchase all (but not less than all) of such stockholder's capital stock in the Corporation for the par value thereof upon the terms and conditions set forth in section 7 of this
            Article VII.

            (ii) The Corporation shall, have the right to purchase, in cash at par value, all or any portion of outstanding shares of capital stock of the Corporation which are in excess of the number of shares required to be held by a stockholder or which are distributed as non-qualified written notices of allocation. Upon the effective date of the exercise of an option to purchase any stock redeemed pursuant to this section 6(b)(ii), the stock redeemed shall be deemed to be and shall be and become the property of this Corporation; from and after such date all rights and privileges incident to the ownership of the shares shall cease, except only the right to receive the purchase price, without interest, and subject to the Corporation's liens and right of setoff.

            (c) NOTICE OF REPURCHASE RIGHTS. The right or obligation of purchase or redemption hereby reserved to the Corporation may be stated in the subscription agreement under which the Corporation's stock is sold, in the Member Agreement and on any stock certificates.

            (d) REPURCHASE RIGHTS NOT EXCLUSIVE. The right or obligation of purchase or redemption provided for in this section 6 of Article VII of the By-Laws is in addition to, and not in derogation of, the rights reserved to the Corporation by the provisions of Article Fourth of the Certificate of Incorporation and any other rights to repurchase, redeem or otherwise acquire its stock that the Corporation may now have or ever obtain.

SECTION 7. MECHANICS, TERMS AND CONDITIONS OF REDEMPTION. Any purchase or redemption of shares of stock of this Corporation made pursuant to section 6(a) and 6(b)(i) of these By-Laws or the Certificate of Incorporation, unless expressly provided otherwise, shall proceed as follows:

            (a) TERMINATION OF RIGHTS AND PRIVILEGES AS STOCKHOLDER. Upon the effective date of the termination of a Member Agreement or upon the date of exercise of any option to repurchase or redeem stock under section 6(b)(i) or upon such other date set by these By-Laws, the Certificate of Incorporation, or the Member and this Corporation, whichever shall be appropriate in the circumstances, all of this Corporation's stock owned by such stockholder (hereinafter referred to as "Terminated Stockholder") shall be deemed to be and shall be and become the property of this Corporation; from and after such date all rights and privileges incident to the ownership of the shares shall cease, except only the right to receive the purchase price (as hereinafter provided) and accrued Patronage Dividends for the relevant year or portion thereof (to be paid in the manner provided for payment of all Patronage Dividends) all without interest and subject to the Corporation's liens and right of setoff. The Terminated Stockholder shall promptly remit any certificates duly endorsed in blank or with stock powers.

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            (b) PAYMENT OF REDEMPTION PRICE. Immediately upon receipt of properly endorsed certificates representing all of a Terminated Stockholder's stock of the Corporation, the Corporation shall remit the redemption price to the Terminated Stockholder in the following manner:

            (i) Cash equal to the par value of Terminated Stockholder's Class A Common Stock reduced by the amount of any lien or setoff to which the Corporation may be entitled;

            (ii) Cash equal to the par value of that portion, if any, of Terminated Stockholder's Class B Common Stock which has been designated by the Corporation as "non-qualified" B Common Stock reduced by the amount of any lien or setoff to which the Corporation may be entitled; and

            (iii) A note in face amount equal to the par value of Terminated Stockholder's remaining Class B Common Stock. The note shall be payable in five (5) equal annual installments of principal, the first of which shall be due on the December 31 next following termination of the Terminated Stockholder's rights and privileges as a stockholder (as provided in section 7(a) of this Article VII) and shall bear a fixed rate of interest, payable with the installments of principal, from the date of the note at a rate equal to the United States Treasury five (5) year notes plus one percent (1%), as determined on the first business day of the calendar year in which termination occurs. The note shall be dated as of the date upon which the Terminated Stockholder's rights as a stockholder terminated (as provided in section 7(a) of this Article VII) and shall be subject to any lien or right of setoff to which the Corporation may be entitled.

            (c) AVAILABILITY OF FUNDS. Notwithstanding anything to the contrary expressed or implied herein, should the Board of Directors in its discretion determine that the funds of the Corporation available for such purpose are insufficient for immediate payment of all or any part of the redemption price in light of the Corporation's legal or business requirements, or that immediate payment of all or any part of the redemption price is otherwise not in the best interests of the Corporation, the Corporation may delay (without interest) the payment of all or any part of the redemption price (including the issuance of any promissory note) until such time as the Board of Directors determines that sufficient funds are available for such purpose and that it is otherwise in the Corporation's best interests to recommence payments for such purpose, at which time the Corporation shall pay to those entitled thereto, in the chronological order in which such payments were delayed starting with those whose payment has been longest delayed and continuing until sufficient funds are no longer available, or through another equitable manner determined by the Board of Directors, the unpaid redemption price in accordance with Section 7(b), except that any promissory note shall be dated the date of its issuance.

            (d) HARDSHIP. Notwithstanding the provisions of Paragraph 7(b) of this Article VII, the Board of Directors in its discretion and with due regard for the financial condition and requirements of the Corporation, may authorize and cause payment in cash for all or part of the redemption price which would otherwise be paid by a note if the Board of Directors determines that the prescribed method of payment imposes an undue hardship upon the Terminated Stockholder. The Board of Directors may implement this provision by delegating authority to an officer or officers.

SECTION 8. LIEN ON STOCK AND NOTES. The Corporation shall have a lien on, and a right of setoff against, any stock or notes, including those issued as Patronage Dividend and against any cash portion of such Patronage Dividend which is in excess of twenty percent (20%) of the overall patronage dividend payable in any year for such indebtedness of the stockholder to the Corporation as may, for whatever cause, exist. In the event that the Corporation initiates proceedings to recover amounts due it by the stockholder, the Corporation shall be entitled to the recovery of all associated costs, interest and reasonable attorney's fees.

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                                  ARTICLE VIII
                                MEMBER AGREEMENTS

SECTION 1. CORPORATE PURPOSE. The Corporation shall be organized and operated on a cooperative basis for the benefit of the holders of shares of its Class A Common Stock (who are its Members).

SECTION 2. GENERAL TERMS. As a condition of Membership every prospective Member shall enter into a contract (the "Member Agreement") with this Corporation, must be actively engaged in buying, selling and/or renting merchandise, supplies and/or services as are handled by retail hardware dealers and/or dealers in lumber and building supplies or dealers engaged in business as stated in Article II, Section 1 hereof, must complete and receive approval of a Member Agreement in form and manner adopted by the Board of Directors and must become and remain the owner of such number of shares of stock of the Company as shall be established from time to time by the Board of Directors or have subscribed to purchase such shares by whatever plan of payment may be authorized by the Board of Directors. The Member Agreement shall contain such terms, conditions and agreements as the officers of this Corporation shall deem necessary or desirable or as shall be required hereunder, pursuant to the Certificate of Incorporation or these By-Laws, or pursuant to direction of the Board of Directors. The Member Agreement shall specify the servicemark under which such member may conduct his or her business. The Member Agreement shall not be assignable, or transferable, in any manner whatsoever, without the express written consent of the Corporation and shall contain, at a minimum, the following terms and provisions:

            (a) An express consent by the Member to the tax treatment and effects specified in section 2(b) of Article IX hereof;

            (b) An express condition to operate the business at the specific location stated in the Member Agreement. Member must apply for and obtain Membership for each location at which such Member sells or rents hardware, lumber and building supplies, and/or other merchandise or services received from or through the Company;

            (c) A requirement that the Member notify the Corporation in writing immediately upon any change in business name, form of organization (proprietorship, partnership, corporation or whatever), ownership or control;

            (d) A requirement that the Member purchase qualifying shares of the Corporation (as referred to in Article XII of these By-Laws) pursuant to a subscription agreement;

            (e) Automatic modification of the Member Agreement upon notice by the Corporation to the Member of any relevant changes in the Certificate of Incorporation, By-Laws, or by approval of the Board of Directors; and

            (f) Necessary conditions regarding use of the True Value and any other Company owned trademarks which must be complied with.

SECTION 3. TERMINATION. Each Member Agreement may be terminated as provided therein.

SECTION 4. CHANGE IN FORM OF BUSINESS. In the event a Member changes a sole proprietorship, partnership or joint venture to a corporate form, where the Corporation has agreed to accept the corporate successor-in-interest as a Member, then the Member shall sell, transfer or otherwise assign to such successor-in-interest all shares of stock of this Corporation owned by such Member. Such shares shall remain subject to the Corporation's liens and right of setoff and all other rights provided for in the Certificate of Incorporation, By-Laws or Member Agreement.

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

SECTION 5. MECHANICS OF SETOFF. Notes issued by the Corporation, whether issued incidental to the distribution of Patronage Dividend or to the redemption of Class B Common Stock, shall provide that if the Corporation exercises its right of setoff, the value of the note to be setoff against the holder's indebtedness to the Corporation or one of its subsidiaries shall be determined at the time of setoff as follows: The Corporation shall have the right to discount the note to its then current cash value, which shall be in the lesser of the face amount of the note or the yield to maturity of the note as discounted at a rate per annum equal to the prime rate as reported in the Wall Street Journal on the day of setoff, plus two (2) percentage points.

                                   ARTICLE IX
                               PATRONAGE DIVIDENDS

SECTION 1. PAYMENT OF PATRONAGE DIVIDENDS. The Corporation shall distribute Patronage Dividends to Members annually on the basis of the volume of and margins applicable to merchandise and/or services purchased by each Member, which equal the excess (if any) of gross margins and other income from business done with or for Members, after deducting therefrom the following:

            (a) Expenses directly or indirectly related to such business;

            (b) Such reasonable reserves for necessary corporate purposes as may from time to time be provided by the Board of Directors for depreciation and obsolescence, state and federal taxes, bad debts, casualty losses, insurance and other corporate and operating charges and expenses, all established and computed in accordance with generally accepted accounting principles;

            (c) Such reasonable reserves for working capital necessary for the operation of the Corporation and for deficits arising from such operation, (including deficits from business other than business done with or for Members).

Any amount set aside for reserves shall first be set aside from net earnings, if any, of the Corporation from business other than business done with or for Members, and only the excess shall be deducted from gross margins from business done with or for Members in the computation described above.

The amounts set aside for reserves in any year from gross margins of the Corporation from business done with or for Members shall be allocated, to the extent possible, to Members on the books of the Corporation on a patronage basis for that year, or, in lieu thereof, the books or records of the Corporation shall afford a means of doing so at any time, so that in the event of a distribution of amounts formerly carried in reserves each Member may receive, to the extent possible, Member's pro rata share thereof.

SECTION 2. METHOD AND TIMING OF PAYMENT. The Patronage Dividend to which stockholder-Members become entitled for each fiscal year shall be distributed no later than the fifteenth day of the ninth month following such fiscal year. The Board of Directors may, in its discretion, determine to pay Patronage Dividends either all in a form that will be treated as a deductible qualified written notice of allocation within the meaning of section 1388(c) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "IRC"), all in a form that will be treated as a nonqualified written notice of allocation within the meaning of section 1388(d) of the IRC, or part in qualified form and part in nonqualified form. At least twenty percent (20%) of any qualified payment of Patronage Dividends shall be paid in cash. Subject to this limitation with respect to qualified distributions, the Board of Directors may decide that the balance of any Patronage Dividend be paid, in whole or in part, in cash, property, Class B Common Stock, promissory notes or other evidences of indebtedness, or in any other form of written notice of allocation (within the meaning of section 1388(b) of the IRC).

SECTION 3. TAX TREATMENT OF PATRONAGE DIVIDEND BY MEMBERS. Each person who is a Member of the Corporation on the effective date of this section 2(b) of this
Article IX of the By-Laws and continues as a Member after such date and each person who becomes a Member of the Corporation after such effective date shall, by such act alone, consent and be deemed to have consented that the amount of any distributions with respect to the Member's patronage which are made in written notices of allocation

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

(as defined in section 1388 of the IRC) and which are received by the Member from the Corporation, will be taken into account by the Member at their stated dollar amounts in the manner provided in section 1385(a) of the IRC in the taxable year in which such written notices of allocation are received by the Member. This consent, however, shall not extend to written notices of allocation received by the Member as part of a nonqualified payment of patronage which clearly indicate on their face that they are nonqualified. By way of illustration, the term "written notice of allocation" shall include such items as the Promissory Notes, the shares of Class B Common Stock, a notice or statement that such securities have been deposited with a bank or other qualified agent on behalf of the Member, a notice of credit to the account of the Member on the books of the Corporation (against stock subscription or any other indebtedness as the Corporation may elect) and such other forms of notice as the Board of Directors may determine, distributed by the Corporation in payment, or part payment of the Patronage Dividends. The stated dollar amount of the Promissory Notes is the principal amount thereof and the stated dollar amount of the shares of Class B Common Stock is the par value thereof.

SECTION 4. ISSUANCE OF CLASS B COMMON STOCK. In order to ensure the Corporation's opportunity for healthy growth and expansion and in order to meet the corresponding needs for additional working capital the following plan for the investment by Members of part of the Patronage Dividend shall, subject to modification or termination by the Board of Directors, be in effect:

      With respect to the Patronage Dividend payable for each fiscal year, the Corporation may pay each Member a portion of such Patronage Dividend, not to exceed two percent (2%) of Member's net purchases (computed to the nearest multiple of $100) from the Corporation during such fiscal year, in shares of Class B Common Stock of the Corporation at the par value thereof; provided, however, that at least twenty percent (20%) of such Member's Patronage Dividend shall be paid in money or by qualified check.

SECTION 5. PROMISSORY NOTES. Subject only to the payment of at least twenty percent (20%) of each Member's annual Patronage Dividend in cash and distribution of Class B Common Stock as provided in section 3 of this Article IX, the Corporation may pay each Member all or any portion of the annual Patronage Dividend in Promissory Notes which shall bear interest at the rate from time to time fixed by the Board of Directors and shall mature at the time fixed by the Board of Directors not later than five (5) years from the date of issuance, and may be subordinated to any liabilities or obligations of the Corporation, existing, contingent or created after date of issuance. The Corporation shall have a lien upon and a right of setoff against any said Promissory Notes issued to a Member to secure payment of any indebtedness due the Corporation or any of its subsidiaries by the Member.

SECTION 6. HARDSHIP. If, upon application by a Member, the Board of Directors shall determine that payment of such Member's Patronage Dividend for any year by the method herein provided or prescribed by the Board of Directors imposed an undue hardship upon such Member, the Board of Directors, in its discretion and with due regard for the financial condition and requirements of the Corporation, may authorize and cause the payment of all or any additional part of such Patronage Dividends in cash. The Board of Directors may implement this provision by adopting hardship guidelines and delegating authority to an officer or officers.

                                    ARTICLE X
                               GENERAL PROVISIONS

SECTION 1. ANNUAL STATEMENT. The Board of Directors shall present at each annual meeting and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and conditions of the Corporation.

SECTION 2. CHECKS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or as the Board of Directors may from time to time designate.

SECTION 3. FISCAL YEAR. The fiscal year shall end on December 31 of each year.

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                                   ARTICLE XI
                                BY-LAW AMENDMENTS

SECTION 1. BY-LAW AMENDMENTS. These By-Laws may be altered or repealed at any annual meeting of the stockholders or at any special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed alteration or repeal be contained in the notice of such special meeting, or by the affirmative vote of two-thirds of the Board of Directors then in office at any regular meeting of the board or at any special meeting of the board if notice of the proposed alteration or repeal be contained in the notice of such special meeting; provided, however, that no change of time or place of the meeting for the election of directors shall be made within sixty (60) days next before the day on which such meeting is to be held, and that in case of any change of such time or place, notice thereof shall be given to each stockholder in person, by any electronic communication, or by letter mailed to the stockholder's last known post office address at least twenty (20) days before the meeting is held.

                                   ARTICLE XII
                       QUALIFYING SHARES OF CAPITAL STOCK

SECTION 1. QUALIFYING SHARES. The unit ownership of Class A Common Stock shall consist of sixty (60) shares and no person shall be deemed to be a stockholder of the Corporation or shall exercise any of the rights of a stockholder until such person has become the holder of record of sixty (60) fully paid and nonassessable shares of said Class A Common Stock, $100 par value, for each store owned up to a maximum of three hundred (300) such shares, representing five (5) or more stores.

                                  ARTICLE XIII
          INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she, or a person whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent (hereafter an "Indemnitee"), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter "Expenses"); provided, however, that except as to actions to enforce indemnification rights pursuant to Section 3 of this Article, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right for officers and directors.

SECTION 2. AUTHORITY TO ADVANCE EXPENSES. Expenses incurred by an officer or director (acting in his or her capacity as such) in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, provided, however, that if required by law such Expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not

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

entitled to be indemnified by the Corporation as authorized in this Article or otherwise. Expenses incurred by other Indemnitees of the Corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any advancement is not intended to be a loan and any obligation to reimburse the Corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

SECTION 3. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 1 or 2 of this Article is not paid in full by the Corporation within a reasonable period of time after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or committees thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors or committees thereof, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 4. PROVISIONS NONEXCLUSIVE. The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate of Incorporation, agreement, or vote of the stockholders or disinterested directors is inconsistent with these By-Laws, the provision, agreement, or vote shall take precedence.

SECTION 5. AUTHORITY TO INSURE. The Corporation may purchase and maintain insurance to protect itself and any Indemnitee against any Expense, whether or not the Corporation would have the power to indemnify against such Expense under applicable law or the provisions of this Article.

SECTION 6. FORM OF INDEMNIFICATION. The Corporation may fulfill its indemnification obligations by, at its election, paying Expenses and obligations directly, assuming the defense of any Proceeding, hiring counsel reasonably acceptable to the Indemnitee, reimbursing Indemnitee for amounts paid by Indemnitee or in any other manner determined by the Board of Directors.

SECTION 7. SURVIVAL OF RIGHTS. The rights provided by this Article shall continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SECTION 8. SETTLEMENT OF CLAIMS. The Corporation shall not be liable to indemnify any Indemnitee under this Article (a) for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

SECTION 9. EFFECT OF AMENDMENT. Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Indemnitee existing at the time of such amendment, repeal, or modification.

SECTION 10. SUBROGATION. In the event of payment under this Article, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

SECTION 11. NO DUPLICATION OF PAYMENTS. The Corporation shall not be liable under this Article to make any payment in connection with any claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

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